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Exhibit 10.4

NEIGHBORCARE, INC.

DEFERRED COMPENSATION PLAN

(f/k/a Genesis Health Ventures, Inc.

Deferred Compensation Plan)

Restated Effective December 1, 2003

NEIGHBORCARE, INC.

DEFERRED COMPENSATION PLAN

        NEIGHBORCARE, INC. currently maintains a deferred compensation plan for a limited group of executives which allows them to defer receipt of compensation and supplement retirement savings under the NeighborCare, Inc. 401(k) Plan; and

        NEIGHBORCARE, INC. now intends to amend and restate this deferred compensation plan in order to reflect its corporate reorganization and incorporate previous amendments thereto.

        NOW, THEREFORE, to effectuate its intentions, the Employer hereby amends and restates the NeighborCare, Inc. Deferred Compensation Plan (f/k/a the Genesis Health Ventures Deferred Compensation Plan) effective as of the 1st day of December, 2003.

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SECTION 1

DEFINITIONS

1.1
Accelerated Shares Deferral Agreement means a written agreement between a Member and the Employer whereby a Member agrees to defer all or any portion of his/her the Restricted Stock Award for which restrictions lapse on May 23, 2003.

1.2
Account means a recordkeeping of the balance of Plan benefits attributable to a Member.

1.3
Administrator means the individual or committee appointed to administer this Plan pursuant to Section 6. In the absence of such appointment, the Employer shall be the Administrator.

1.4
Base Pay means an Eligible Employee's annualized base compensation.

1.5
Beneficiary means the person, persons, trust or other entity that a Member designates to receive payments in the event of his/her death by a written revocable designation filed with the Administrator. A Member may designate a different Beneficiary with respect to each Account established for his/her benefit.

1.6
Board means the Board of Directors of NeighborCare, Inc., a Pennsylvania Corporation.

1.7
Bonus means any cash remuneration paid to an Eligible Employee as a specific incentive award pursuant to any incentive plan, commission schedule or any arrangement adopted by the Board, including any amount which would have been paid but for the Member's election to make a contribution therefrom to this Plan or the Employer's plan which includes a qualified cash or deferred arrangement under Section 401(k) of the Code.

1.8
Change in Control means the occurrence of any of the following:

A.
A sale of all or substantially all of the business or assets of the Employer, or any subsidiary or division thereof employing the Member; or

B.
(1) any person, including a "group" as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes (other than as a result of a purchase from the Employer) the beneficial owner of shares of the Company having 30% or more of the total number of votes that may be cast for the election of directors of the Employer (excluding shares of the Employer owned by such person prior to the date of this Agreement), and such beneficial ownership continues for five consecutive days or (2) within a period of two consecutive years, as the result of, or in connection with, any cash tender or exchange offer (other than by the Employer), merger or other business combination, sale of assets or contested election or any combination of the foregoing transactions, the persons who were directors of the Employer prior to such event shall cease for any reason to constitute at least a majority of the Board of the Employer or any successor.

For purposes of this definition, Employer shall mean Genesis Health Ventures, Inc.

1.9
Code means the Internal Revenue Code of 1986, as amended, and the same as may be further amended from time to time.

1.10
Deferral Agreement means a written agreement between a Member and the Employer whereby a Member agrees to defer a portion of his/her Base Pay, Bonus and/or any other form of remuneration and the Employer agrees to provide Plan benefits.

1.11
Deferral Contribution means a Member's elective contribution described in Section 3.

1.12
Determination Date means June 30 and December 31 of each calendar year and, for each Member, his/her date of death, Retirement, Disability or other termination of employment.

1.13
Disability means an illness or injury which completely prevents a Member from performing the Member's occupation or which otherwise entitles the Member to receive long-term disability benefits under a plan or program for such benefits sponsored by the Employer. Disability shall be determined in a uniform manner by the Administrator.

1.14
Effective Date means March 1, 2000.

1.15
Eligible Employee means any individual whose combined Base Pay and Bonus for the prior Plan Year was in excess of the dollar threshold of Section 414(q)(1)(B). If an individual was employed for less than twelve months in the prior Plan Year, he/she shall be an Eligible Employee if his/her annualized Base Pay rate is in excess of the dollar threshold of 414(q)(1)(B). The above notwithstanding, an individual shall not be deemed an Eligible Employee if his or her terms and conditions of employment are determined through collective bargaining with a third party unless the terms of such collective bargaining provide for inclusion of such individual as an Eligible Employee. For periods prior to January 1, 2004, "Eligible Employee" shall mean any individual who has annualized Base Pay in excess of the dollar threshold of Section 414(q)(1)(B).

1.16
Eligible Dependent means an individual who is a child, stepchild, grandchild, niece or nephew, or who is otherwise identified as a dependent of a Member for purposes of the Code who is living at any time throughout the Enrollment Period and who is younger than age 18 but for whom a subaccount was initially established pursuant to Section 5.2 prior to his attaining age 14.

1.17
Employer means NeighborCare, Inc., and any successor thereto, and any affiliated company which is a member of a controlled group of corporations within the meaning of Section 1563(a) of the Code with NeighborCare, Inc. and which adopts this Plan with consent of the Board.

1.18
Employment Agreement Amendment Consideration means any cash remuneration paid to an Eligible Employee as specific consideration for an amendment to the terms of an employment agreement by and between such Eligible Employee and the Employer.

1.19
Enrollment Period means the period within 30 days prior to any entry date

1.20
Entry Date means every January 1st, April 1st, July 1st, or October 1st.

1.21
Executive Retention Bonus means a Bonus payment to certain executive Employees pursuant to the February 23, 2001 Order of the Bankruptcy Court (BC).

1.22
Investment Fund(s) means the investment option(s) designated by the Employer from time to time which serve as a means to measure value increases or decreases with respect to a Member's Accounts.

1.23
Member means any Eligible Employee who has elected to participate in the Plan.

1.24
Plan means the NeighborCare, Inc. Deferred Compensation Plan as described in this instrument.

1.25
Plan Year means the twelve (12) consecutive month period beginning on each January 1st and ending on the following December 31st. The Plan Year which begins on April 1, 2001 shall end on December 31, 2001.

1.26
Restatement Effective Date means October 1, 2001.

1.27
Restricted Stock Award means any grant of common stock of the Employer which, when made to an Employee, is subject to forfeiture and restrictions on transferability.

1.28
Retirement means any severance from service by a Member for any reason other than death or Disability after attaining age 65 or after attaining age 55 and completing five (5) Years of Service.

1.29
Special Recognition Bonus means a Bonus payment to Employees grades 42-69, for the purpose of providing appropriate incentives for employment performance through the period of the Employer's reorganization.

1.30
Years of Service means each period of twelve consecutive months beginning on the Employee's first day of employment and each anniversary.

SECTION 2

MEMBERSHIP IN THE PLAN

2.1
Commencement of Membership. Each Eligible Employee shall become a Member as of the Restatement Effective Date of this Plan. Any individual who becomes an Eligible Employee after such date shall become a Member as of the first day of any January, April, July or October immediately following his/her satisfaction of the requirements of Section 2.2.

2.2
Procedure For and Effect of Admission. Each Eligible Employee who desires to participate in this Plan shall complete such forms and provide such data as is reasonably required by the Employer during the appropriate Enrollment Period. By becoming a Member, an Eligible Employee shall be deemed to have consented to the provisions of this Plan and all amendments hereto.

2.3
Cessation of Membership. A Member shall cease to be an Active Member on the earlier of:

A.
the date on which the Plan terminates, or

B.
the date on which he/she ceases to be an Eligible Employee.

A former Active Member will be considered a Member for all purposes, except with respect to the right to make contributions, as long as he/she retains an Account.

SECTION 3

CONTRIBUTIONS

3.1
Deferral of Base Pay and Bonuses. Each Member may authorize the Employer to reduce: (i) up to fifty percent (50%) of his/her Base Pay with respect to a Plan Year; and (ii) up to one hundred percent (100%) of his/her Bonus (other than Special Recognition Bonus and Executive Retention Bonus) with respect to a Plan Year; and have such amounts credited to his/her Account. The Member must complete and file a Deferral Agreement with the Administrator during the Enrollment Period which precedes the Plan Year in which the Base Pay would have been paid or Bonus would have been be earned. A deferral shall be made from Base Pay or Bonus as the Member shall specify however, to the extent the deferral is to be made from Bonus and no Bonus, or an insufficient Bonus, is payable, the deferral shall be reduced by the amount to cover all applicable taxes and payroll deductions. The Deferral Agreement shall state the amount to be deferred as a percentage of the Member's Base Pay or Bonus.

3.2
Deferral of Special Recognition Bonus and Executive Retention Bonus. Each Member may authorize the Employer to reduce his/her Special Recognition Bonus and/or Executive Retention Bonus by any amount and have such amount credited to his/her Account. The Member shall complete and file a Deferral Agreement with respect to such Bonus with the Administrator during a special enrollment period which shall begin on September 21, 2001 and shall end on October 5, 2001. The Deferral Agreement shall state whether the deferral is to be made from the Special Recognition Bonus or the Executive Retention Bonus and shall state the amount to be deferred as a percentage of such Bonus. Any deferral made pursuant to this Section 3.2 shall only apply to that portion of such Bonus which is unpaid as of the last day of the September 30, 2001.

3.3
Deferral of Restricted Stock Award(s). Each Member may authorize the Employer to defer receipt of all or any number of shares to be granted pursuant to a Restricted Stock Award and to have the number of deferred shares credited to a notational subaccount of the Member's Account(s). The Deferral Agreement shall be made no later than June 30th of the calendar year preceding the calendar year in which all restrictions on the stock lapse. Such election shall state the amount of shares to be deferred as a percentage of the Member's Restricted Stock Award and shall identify the Account(s) to which the deferred shares are to be allocated. In no event, however, shall a Member's Restricted Stock Award be allocated to an Account which would require distribution of deferred shares prior to the date upon which the restrictions on stock lapse. The deferred shares credited to the notational subaccount shall be subject to all restrictions applicable to the Restricted Stock shares actually received by the Member including, but not limited to, forfeiture provisions. The Member shall complete and file a Deferral Agreement with the Administrator during a special deferral election period which shall end no later than the anticipated date on which the Restricted Stock Award is to be granted. Upon lapse of the restrictions of the Restricted Stock Award, common stock of the Employer (or its cash equivalent) may be credited to the Member's Account at the discretion of the Administrator.

With respect to that portion of a Member's Restricted Stock Award for which restrictions lapse on May 23, 2003 pursuant to the offer to acquire, a Member may enter into an Accelerated Shares Deferral Agreement. The member must enter into such Accelerated Shares Deferral Agreement on or before May 12, 2003. Except as otherwise stated above, the provisions of this Section 3.3 shall apply to Accelerated Shares Deferral Agreements in the same manner as applicable to Deferral Agreements.

3.4
Deferral of Certain Restricted Stock Award(s). In the event that a Member is granted a Restricted Stock Award and, as of the date of the grant, the Member cannot otherwise enter into a Deferral Agreement within the time period prescribed by Section 3.3, the Member shall be entitled to enter into a Deferral Agreement pursuant to this Section 3.4. In such case, the Member may enter into a

  Deferral Agreement provided that the Deferral Agreement is made at least thirty (30) days prior to the date on which the first restrictions lapse on shares subject to the Restricted Stock Award. The Deferral Agreement may be made with respect to all or any portion of the Restricted Stock Award described in this Section 3.4.

3.5
Deferral of Employment Agreement Consideration. Each Member may authorize the Employer to reduce his/her Employment Agreement Amendment Consideration by any amount and have such amount credited to his/her Account. Each Member who has been designated to transfer to Genesis HealthCare Corporation in connection with the anticipated corporate reorganization shall complete and file a Deferral Agreement during a special enrollment period which shall begin on July 18, 2003 and shall end on July 31, 2003. (The above notwithstanding, such Deferral Agreement shall be void and without effect if the Member is not transferred to Genesis HealthCare Corporation as provided for in this Section 3.5.) Any other Member shall complete and file a Deferral Agreement during a special enrollment period which shall begin on November 14, 2003 and shall end on December 1, 2003. Deferral Agreements under this Section 3.5 shall state the amount to be deferred as a dollar amount or a percentage of such Employee's Employment Agreement Amendment Consideration.

3.6
Rules Governing Deferral Contributions.

A.
Each election to defer is irrevocable during the Plan Year or other period to which it applies.

B.
The amount that a Member elects to defer shall be credited to the Member's Accounts as soon as practicable, but no later than 30 days following the date on which the Member is paid the non-deferred portion of the compensation which is the source of the deferral. (In the case of a Member electing to defer one hundred percent (100%) of his/her Bonus, the amount shall be credited to the Member's Account no later than 30 days following the date on which the Bonus would have been paid had the Member not elected to defer such Bonus.)

The minimum amount that a Member may defer for any Plan Year shall be $1,000.00.

SECTION 4

MEMBER ACCOUNTS

4.1
Establishment of Accounts. The following Accounts shall be established with respect to each Member:

A.
Retirement Account,

B.
Education Account, and

C.
Fixed Period Account.

4.2
Benefit Allocation. Each Member shall submit to the Plan Administrator before the close of the Enrollment Period for each Plan Year a written statement designating the Member's allocation of anticipated contributions among the Accounts established in Section 4.1. Any Member who was a Member prior to the Restatement Effective Date shall designate the allocation of amounts currently credited to his Account among the Accounts established in Section 4.1.

4.3
Irrevocable Allocation. An Eligible Employee may not modify, alter, amend or revoke his allocation for a Plan Year after such Plan Year begins.

4.4
Directed Adjustment of Certain Accounts. A Member may direct by written instruction delivered to the Administrator that his Accounts be valued as if they were invested in one or more of the Investment Funds below. A Member may select one or more Investment Fund(s) and may make a separate selection with respect to each Account. Members may change their selection of Investment Funds from time to time in accordance with the procedure prescribed by the Plan Administrator. Any such change, which must be submitted to the Plan Administrator in writing, through the voice response system or web-site, will become effective as soon as administratively practicable.

The portion of a Member's Account valued by reference to the Investment Funds shall be valued daily based upon the performance of the Investment Fund(s) selected by the Member. Such valuation shall reflect the net asset value expressed per share of the designated Investment Fund(s). The fair market value of an Investment Fund shall be determined by the Plan Administrator. It shall represent the fair market value of all securities or other property held for the respective fund, plus cash and accrued earnings, less accrued expenses and proper charges against the Fund. A valuation summary shall be prepared no less than quarterly. A Member shall submit his investment selection to the Plan Administrator in writing, through the voice response system or web-site. If any Member fails to file a designation he shall be deemed to have designated the Balanced Fund. That portion of a Member's Restricted Stock Award credited to his/her Account shall be valued separately and no less than quarterly.

4.5
Suballocation Within the Education Account. If a Member allocates a portion of his anticipated contributions to his Education Account, the Member may further allocate among subaccounts on behalf of any Eligible Dependent. In the absence of such suballocation, all contributions to the Member's Education Account shall be equally allocated to the Member's Eligible Dependents. A Member's adjustment election pursuant to Section 4.4 shall apply uniformly to each subaccount.

4.6
Investment Obligation of the Employer. Benefits are payable as they become due irrespective of any actual investments the Employer may make to meet its obligations. Neither the Employer nor any trustee (in the event the Employer elects to use a grantor trust to accumulate funds) shall be obligated to purchase or maintain any asset, and any reference to investments or Investment Funds is solely for the purpose of computing the value of benefits. To the extent a Member or any person acquires a right to receive payments from the Employer under this Plan, such right shall be no greater than the right of any unsecured creditor of the Employer. Neither this Plan nor any action taken pursuant to the terms of this Plan shall be considered to create a fiduciary relationship between the Employer and the Plan Members or any other persons, or to establish a trust in which the assets are beyond the claims of any unsecured creditor of the Employer. Notwithstanding the foregoing, a Member may not make contributions to this Plan during any period for which contributions must be suspended in accordance with regulation section 1.401(k)-1(d)(2)(iii)(B)(3) of the Code, as a condition of the Member's receipt of a hardship withdrawal from any plan of the Employer which includes a qualified cash or deferred arrangement section 401(k) of the Code.

SECTION 5

BENEFITS

5.1
Retirement Account.

A.
Except as otherwise provided in Paragraph D, if a Member terminates employment for any reason, including death, the Employer shall pay him/her a benefit in the form determined under Paragraph B, equal to the value of the balance credited to his/her Account. If the Member is deceased, the balance of his/her Account shall be paid to his/her Beneficiary(ies).

B.
Form of Payment:

(1)
If the Member's termination of employment occurs due to Retirement, payment of the Retirement Benefit shall begin within 90 days of Retirement in the form of (a) a single sum, or (b) bi-weekly installments payable over a fixed period of five (5), ten (10) or fifteen (15) years as selected by the Member pursuant to Paragraph C.

(2)
If the Member's termination of employment occurs due to Disability, the Retirement Benefit described in Paragraph A shall be paid in bi-weekly installments commencing as of the first day of the first month following the Member's termination of employment, and continuing for a fixed period of five (5), ten (10) or fifteen (15) years as selected by the Member pursuant to Paragraph C.

(3)
If a Member's termination of employment occurs for any reason other than Retirement or Disability, the Retirement Benefit described in Paragraph A shall be paid in the form of a single sum within ninety (90) days from the date of termination.

(4)
Notwithstanding any provision to the contrary, if a Member's termination of employment is due solely to the corporate reorganization which results in the formation of the Genesis HealthCare Corporation., and such Member becomes an employee of Genesis HealthCare Corporation. immediately following his/her termination, then the Member's Account(s) as of the date of his/her termination shall be transferred, as soon as administratively practicable, to the non-qualified deferred compensation plan or program established and maintained by Genesis HealthCare Corporation. (Such transferred amounts shall also include any Bonus which is deferred under Section 3.01 but becomes payable after the Member's termination of employment.) A Member described above may elect, in lieu of such transfer, to receive payment of the balance of his/her Account(s). Such election must be made prior to the date of termination. The payment shall be made on a date determined by the Employer and shall be no earlier than the first anniversary of the Member's election date. The provisions of this Paragraph 4 shall be void and without effect if the Member's termination of employment does not occur pursuant to the conditions set forth in this Paragraph 4.

(5)
Notwithstanding any provision to the contrary, if the Member's Retirement Account has a value that is less than $20,000 at the time the Retirement Benefit is to commence, the Member's Retirement Benefit may, at the discretion of the Administrator, be paid in the form of a single sum as soon as administratively feasible following the Member's termination.

C.
A Member shall select the form in which Retirement Benefits shall be paid prior to the initial allocation to his/her Account. The above notwithstanding, upon mutual agreement between the Member and the Administrator, the Member may change his/her initial selection of payment form provided that such elections is made at least one year prior to the Member's Retirement

  D.
  If a Member terminates employment for any reason, the subaccount of the Member's Account which records the Restricted Stock deferred pursuant to Section 3.3 shall be administered in the following manner. If no portion of the Restricted Stock Award is vested, the subaccount shall be eliminated and the notational shares credited thereto shall be forfeited. If the Restricted Stock Award is all or partially vested, the vested portion of the Restricted Stock Award shall be payable in cash in a single payment. The unvested portion of the Restricted Stock Award shall be forfeited and the subaccount shall be eliminated.

5.2
Education Account.

A.
If a Member remains continuously employed by the Employer until January 1 of the calendar year in which an Eligible Dependent attains age 18, the Employer shall pay to the Member a benefit, under the Education Account designated for such Eligible Dependent, determined as follows:

Year	Percentage of Eligible Dependent's Subaccount
1	25%
2	33 1/3%
3	50%
4	100%

  The benefit shall be payable on or before January 31st of each year beginning with the calendar year in which the Eligible Dependent attains age 18.

  B.
  If a Member terminates his employment for any reason with a balance in his Education Account, the balance shall be transferred to his Retirement Account distributed in accordance with Section 5.1.

5.3
Fixed Period Account.

A.
A benefit equal to the lump sum value of a Member's Fixed Period Account shall be paid to him as soon as administratively practicable after January 1 of the payment year specified by the Member.

B.
A Member may establish subaccounts under his Fixed Period Account, with separate payment years for each. A Member may have a maximum of two subaccounts at any time.

C.
If a Member's employment terminates for any reason and the Member has a balance in his Fixed Period Account, the balance shall be transferred to his Retirement Account and be distributed in accordance with Section 5.1.

D.
A Member's Fixed Period Account shall be payable no sooner than January 31st following the second anniversary of the first allocation to such Account.

5.4
Tax Withholding. The Employer shall withhold or cause to be withheld all appropriate taxes, to the extent that a withholding obligation exists, with respect to Deferral Contributions and/or benefit payments under this Plan.

5.5
Loan Offset. Upon termination from employment by a Member, the Employer shall deduct any amount then owed by such Member to the Employer from such Member's Account. The Member shall be responsible for any taxation resulting from the satisfaction of such Member's debt with his/her Plan Account.

5.6
In-Service Distribution. A Member may request a distribution of no less than $10,000.00 of his/her Account prior to termination of employment. In such case, the Administrator shall review such request and may, at its complete discretion, approve or deny such request. The decision of the

  Administrator shall be final and shall not be subject to the Claims Review procedures set forth in Section 6. In the event that the Administrator approves such request, the Administrator will assess an automatic penalty against the Member's Account equal to ten percent (10%) of the total withdrawal. Additionally, the Member shall be prohibited from making a Deferred Contribution for a period of one year following such approval.

5.7
Reorganization Distribution. Notwithstanding any other provision of this Plan, a Member may elect to receive payment of the balance allocated to his/her Account(s) during the one-time election period beginning on August 15, 2003 and ending on September 15, 2003. The payment shall be made on a date determined by the Employer and shall be no earlier than August 15, 2004. The above notwithstanding, the Employer may approve a revocation of the Member's election at any time prior to July 15, 2004.

5.8
Suspension Following Distribution. Any Member who elects to receive a distribution pursuant to Section 5.7 shall be deemed to have terminated his/her Deferral Agreement as of the date of the election and no additional amounts shall be subject to deferral under Section 3.1. Such Member shall not be permitted to enter into a new Deferral Agreement with regard to any Base Pay or Bonus payable in, or with respect to, the 2004 calendar year.

SECTION 6

ADMINISTRATION

6.1
Appointment of Administrator. The Employer may appoint an individual or a committee to serve as Administrator. The Administrator (or any member of the committee) may be removed by the Employer at any time; and any individual may resign at any time by submitting his/her resignation in writing to the Employer. A new Administrator (or committee member) shall be appointed as soon as practicable in the event of a removal or resignation. Any person so appointed shall signify his/her acceptance by filing a written acceptance with the Employer. If no individual or committee is appointed under this Section 6.1, the Employer shall serve as Administrator.

6.2
Administrator's Responsibilities. The Administrator is responsible for the day to day administration of the Plan. The Administrator may appoint other persons or entities to perform certain of its functions. Such appointment shall be made and accepted by the appointee in writing and shall be effective upon the written approval of the Employer. The Administrator and any such appointee may employ advisors and other persons necessary or convenient to help him/her carry out his/her duties. The Administrator shall have the right to remove any such appointee from his/her position. Any person, group of persons or entity may serve in more than one capacity.

6.3
Records and Accounts. The Administrator shall keep all individual and group records relating to Members and Beneficiaries, and all other records necessary for the proper operation of the Plan. Such records shall be made available to the Employer and to each Member and Beneficiary for examination during business hours except that a Member or Beneficiary shall examine only such records as pertain exclusively to the examining Member or Beneficiary and those records and documents relating to all Participants generally. The Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder.

6.4
Administrator's Specific Powers and Duties. In addition to any powers, rights and duties set forth elsewhere in the Plan, the Administrator shall have the following powers and duties:

A.
to adopt such rules and regulations consistent with the provisions of the Plan;

B.
to enforce the Plan in accordance with its terms and any rules and regulations it establishes;

C.
to maintain records concerning the Plan sufficient to prepare reports, returns and other information required by the Plan or by law;

D.
to construe and interpret the Plan and to resolve all questions arising under the Plan;

E.
to direct the Employer to pay benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan;

F.
to be responsible for the preparation, filing and disclosure on behalf of the Plan of such documents and reports as are required by any applicable federal or state law; and

G.
to engage assistants and professional advisors.

6.5
Delegation. The Administrator may, by written majority decision, delegate to each or any one of its number, or to its Secretary, authority to sign any documents on its behalf, or to perform ministerial acts, but no person to whom such authority is delegated shall perform any act involving the exercise of any discretion without first obtaining the concurrence of a majority of the members of the committee, even though he/she alone may sign any document required by third parties.

6.6
Construction of the Plan. The Administrator shall take such steps as are considered necessary and appropriate to remedy any inequity that results from incorrect information received or communicated in good faith or as the consequence of an administrative error. The Administrator shall have the sole and absolute discretion to interpret the Plan and shall resolve all questions arising in the administration, interpretation and application of the Plan. It shall endeavor to act, whether by general rules or by particular decisions, so as not to discriminate in favor of, or against, any person and so as to treat all persons in similar circumstances uniformly. The Administrator shall correct any defect, reconcile any inconsistency, or supply any omission with respect to this Plan. All such corrections, reconciliations, interpretations and completions of Plan provisions shall be final and binding upon the parties.

6.7
Employer's Responsibility to Administrator. The Employer shall furnish the Administrator such data and information as it may require. The records of the Employer shall be determinative of each Member's period of employment, termination of employment and the reason therefor, leave of absence, reemployment, Years of Service, personal data, and compensation reductions. Members and their Beneficiaries shall furnish to the Administrator such evidence, data, or information, and execute such documents, as the Administrator requests.

6.8
Engagement of Assistants and Advisers; Plan Expenses. The Administrator shall have the right to hire such professional assistants and consultants as it, in its sole discretion, deems necessary or advisable, including, but not limited to:

A.
investment managers and/or advisers;

B.
accountants;

C.
actuaries;

D.
attorneys;

E.
consultants;

F.
clerical and office personnel; and

G.
medical practitioners.

The expenses incurred in connection with the operation of the Plan and/or any trust relating to this Plan, including, but not limited to, the expenses incurred by reason of the engagement of professional assistants and consultants, shall be expenses of the Plan and shall be charged in a reasonable manner against amounts credited to each Member's Account at the direction of the Administrator. The Employer shall have the option, but not the obligation, to pay any such expenses, in whole or in part, and by so doing, to relieve the Members' Accounts from the obligation of bearing such expenses. Payment of any such expenses by the Employer on any occasion shall not bind the Employer to thereafter pay any similar expenses.

6.9
Liability. Neither the Administrator nor the Employer shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to its own fraud or wilful misconduct; nor shall the Employer be liable to any person for such action unless attributable to fraud or wilful misconduct on the part of a director, officer or employee of the Employer.

6.10
Indemnity of Administrator. The Employer shall indemnify the Administrator or any individual who is a delegate against any and all claims, loss, damage, expense or liability arising from any action or failure to act, except when due to gross negligence or wilful misconduct.

SECTION 7

CLAIMS PROCEDURE

7.1
Claim. If a Member or Beneficiary is denied all or a portion of an expected Plan benefit for any reason, he/she must file a written notification of his/her claim with the Administrator. The Administrator shall notify the Member or Beneficiary within sixty (60) days of allowance or denial of the claim. If the Administrator fails to notify the claimant of his/her decision to grant or deny the claim within sixty (60) days, such claim shall be deemed to have been denied; and the review procedure described in Section 7.2 shall become available to the claimant.

The notice provided by the Administrator under this Section shall be in writing, sent by mail to the Member's last known address and, if a denial, must contain the following information:

A.
the specific reasons for the denial;

B.
the specific reference to the pertinent Plan provision on which the denial is based;

C.
if applicable, a description of any additional information or material necessary to perfect the claim, and an explanation of why such information or material is necessary; and

D.
an explanation of the claims review procedure and the time limitations of the review procedure applicable thereto.

7.2.
Review Procedure. A Member or Beneficiary is entitled to request a review of any denial of his/her claim by the Named Appeals Fiduciary. The request for review must be submitted in writing within sixty (60) days of mailing of the notice of the denial. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. The Member or Beneficiary or his/her representative shall be entitled to review all pertinent documents and to submit issues and comments in writing. The Named Appeals Fiduciary shall provide a full and fair review of the claim and render the final decision.

7.3
Final Decision. Within sixty (60) days of mailing of a request for review, the Named Appeals Fiduciary shall allow or deny the claim, unless special circumstances require an extension (such as for a hearing); provided, however, that in no event shall the decision be delayed beyond one hundred twenty (120) days after receipt of the request for review. The decision shall be communicated in writing to the Member or Beneficiary. The decision shall recite the facts and reasons for denial, with specific reference to the pertinent Plan provisions.

7.4
Appointment of the Named Appeals Fiduciary. The Named Appeals Fiduciary shall be the person or persons named as such by the Board, or, if no such person or persons be named, then the person or persons named by the Administrator as the Named Appeals Fiduciary. The Named Appeals Fiduciary may at any time be removed by the Board, and any Named Appeals Fiduciary named by the Administrator may be removed by the Administrator. All such removals may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a "Named Fiduciary" within the meaning of ERISA, and, unless appointed to other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

SECTION 8

AMENDMENT AND TERMINATION

8.1
Plan Amendment. The Plan may be amended in whole or in part by the Board at any time; provided, that (i) no amendment shall deprive a Member or Beneficiary of any benefit to which he/she is entitled under this Plan with respect to Deferral Contributions made prior to such amendment; and (ii) no amendment shall decrease a Member's interest in his/her Account. Each amendment shall be approved by the Board by resolution.

8.2
No Premature Distribution. Subject to Section 8.3, no amendment hereto shall permit amounts accumulated prior to the amendment to be paid to a Member or Beneficiary prior to the time he/she would otherwise be entitled thereto.

8.3
Termination of the Plan. The Employer reserves the right to terminate the Plan and/or the Deferral Agreement pertaining to any Member at any time prior to the commencement of benefits. Such termination shall be approved by the Board by resolution; or, in the case of a termination by an entity which is included in the term Employer, by the board of directors of the terminating entity. In the event of any such termination, the Employer shall pay a benefit to the Member or the Beneficiary of any deceased Member, in lieu of other benefits hereunder, equal to the value of the Member's Accounts. Termination, in whole or in part, of the Plan by an entity which is included in the term Employer shall have no effect on the continued operation of the Plan with respect to other entities constituting Employer.

SECTION 9

MISCELLANEOUS

9.1
Supplemental Benefits. The benefits provided for the Members under this Plan are in addition to benefits provided by any other plan or program of the Employer and, except as otherwise expressly provided herein, the benefits of this Plan shall supplement and shall not supersede any plan or agreement between the Employer and any Member or any provisions contained herein.

9.2
Investment Obligation of the Employer. Benefits are payable as they become due regardless of any actual investments the Employer may make to meet its obligations under this Plan. Neither the Employer nor any trustee (in the event the Employer elects to use a grantor trust to accumulate funds) shall be obligated to purchase or maintain any asset, and any reference to investments or Investment Funds is solely for the purpose of computing the value of Accounts. To the extent a Member or any person acquires a right to receive payments from the Employer under this Plan, such right shall be no greater than the right of any unsecured creditor of the Employer. Neither this Plan nor any action taken pursuant to the terms of this Plan shall be considered to create a fiduciary relationship between the Employer and the Members or any other persons, or to establish a trust in which the assets are beyond the claims of any unsecured creditor of the Employer.

9.3
Governing Law. The Plan shall be governed and construed under the laws of the Commonwealth of Pennsylvania to the extent not preempted by Federal law which shall otherwise control.

9.4
No Assignment Permitted. Except as otherwise provided in Section 5.5, no Member, Beneficiary or heir shall have any right to commute, sell, transfer, encumber, hypothecate, assign or otherwise convey the right to receive any payment under the terms of this Plan. Any such attempted assignment shall be considered null and void.

9.5
Binding Terms. The terms of this Plan shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators and successors.

9.6
Spendthrift Provision. The interest of any Member or any beneficiary receiving payments hereunder shall not be subject to anticipation, nor to voluntary or involuntary alienation, until distribution is actually made.

9.7
Headings. All headings preceding the text of the several Sections hereof are inserted solely for reference and shall not constitute a part of this Plan, nor affect its meaning, construction or effect.

        IN WITNESS WHEREOF, and as evidence of its adoption of this Plan, the Employer has caused the same to be executed this 19th day of March, 2004.

ATTEST	NEIGHBORCARE, INC.
/s/ John F. Gaither, Jr. John Gaither	/s/ Kathleen Ayers Kathleen Ayers

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NEIGHBORCARE, INC. DEFERRED COMPENSATION PLAN (f/k/a Genesis Health Ventures, Inc. Deferred Compensation Plan) Restated Effective December 1, 2003
NEIGHBORCARE, INC. DEFERRED COMPENSATION PLAN
Table of Contents
SECTION 1 DEFINITIONS
SECTION 2 MEMBERSHIP IN THE PLAN
SECTION 3 CONTRIBUTIONS
SECTION 4 MEMBER ACCOUNTS
SECTION 5 BENEFITS
SECTION 6 ADMINISTRATION
SECTION 7 CLAIMS PROCEDURE
SECTION 8 AMENDMENT AND TERMINATION
SECTION 9 MISCELLANEOUS